FEE REDUCTION AGREEMENT

	AGREEMENT effective as of May 1, 2014, between Boston Management and Research (the "Adviser") and Atlanta
Capital Management Company, LLC (the "Sub-Adviser") with respect to SMID-Cap Portfolio, formerly Small-Cap Portfolio
(the "Trust").

	WHEREAS, the Adviser has entered into an Investment Sub-Advisory Agreement ("Sub-Advisory
Agreement") with the Sub-Adviser, which Investment Sub-
Advisory Agreement provides that the Sub-Adviser shall be entitled to receive an asset-based fee payable at specified rates;

       WHEREAS, the Adviser has agreed with the Sub-
Adviser and the Board of Trustees of the Trust to reduce the investment sub-advisory fee rates as described below; and

	WHEREAS, the Adviser and the Sub-Adviser wish to memorialize the foregoing in writing;

	NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the Adviser and the Sub-Adviser hereby agree as follows:

1.	Notwithstanding any provisions of the Sub-Advisory
Agreement to the contrary, the Adviser will reduce the sub-advisory fee in accordance with the fee schedule included as Appendix A.

2.	This Agreement only may be terminated or amended
upon the mutual written consent of a the Adviser and the Sub-Adviser; provided, however, that (i) no termination of this Agreement shall be effective unless approved by the majority vote of those Trustees of the Trust who are not interested persons of the Adviser or the Trust (the "Independent
Trustees") and; (ii) no amendment of this Agreement shall be effective unless approved by the majority vote of the Independent Trustees.

3.	This instrument is executed under seal and shall be
governed by Massachusetts law.

       IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth above by a duly authorized officer of each party.

					Eaton Vance
Management


					By:	/s/
Maureen A. Gemma
						Maureen
A. Gemma, Vice President


	Atlanta Capital
Management
Company, LLC


					By:	/s/ Kelly
Williams
Kelly
William
s,
Presiden
t and
Chief
Operatin
g
Officer


APPENDIX A
SUB-ADVISORY FEE REDUCTION SCHEDULE
(Effective as of May 1, 2014)


The Sub-Adviser's asset-based sub-advisory fee is reduced and computed as follows:

Average
Daily
Net
Assets
for the
Month
Annual
Fee Rate
(for each
level)
Up to
$500
million
0.7000%
$500
million
but less
than $1
billion
0.6563%
$1
billion
but less
than
$2.5
billion
0.6125%
$2.5
billion
but less
than $5
billion
0.5688%
$5
billion
but less
than
$7.5
billion
0.5250%
$7.5
billion
and
over
0.5150%